Exhibit 99.1

                     DRS Technologies Reports Strong Second
                         Quarter and First-Half Results

                Record New Orders Increase Backlog to a New High


    PARSIPPANY, N.J.--(BUSINESS WIRE)--Nov. 3, 2006--DRS Technologies, Inc. (NYSE: DRS) today reported strong financial results for the second quarter and first six months of fiscal 2007 ended September 30, 2006. Results for both periods included significant increases in revenues, operating income and net earnings, and a quarterly record in new orders for products and services increased funded backlog at the end of the period to a new high.

    "Higher sales and profitability were achieved for the three- and six-month periods, including approximately 17 percent organic revenue growth for the quarter, and we set a quarterly record in new orders for products and services, driving funded backlog at the end of the period to more than $2.7 billion, the highest level achieved by the company to date," said Mark S. Newman, DRS Technologies' chairman, president and chief executive officer.

    Fiscal 2007 Second Quarter Results

    Fiscal 2007 second quarter revenues were a quarterly record of $711.5 million, 97 percent higher than revenues of $361.9 million for last year's second quarter. The company's organic revenue growth was strong, accounting for approximately 17.1 percent of the sales increase, with the balance of the increase attributable to the company's acquisition of Engineered Support Systems, Inc. (ESSI) completed in the fourth quarter of fiscal 2006.

    Operating income of $71.9 million in the quarter was 86 percent higher than the $38.6 million reported for the second quarter of fiscal 2006 and was attributable to the higher overall sales volume and strong performance of the company's operations, notably the company's C4I segment. Fiscal 2007 second quarter operating income as a percentage of sales was 10.1 percent. Operating income and operating margin included the impact of $3.7 million in charges for employee severance, as a result of the company's realignment of its operations, announced on October 2, 2006.

    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $90.6 million for the fiscal 2007 three-month period, 88 percent higher than EBITDA of $48.3 million reported for the second quarter a year earlier. EBITDA as a percentage of sales was 12.7 percent.

    Interest and other expense (income), net for the second quarter of fiscal 2007 was $30.4 million, compared with $10.6 million for the same quarter a year ago. The increase was due to higher interest expense related to borrowings associated with financing the ESSI acquisition.

    The effective income tax rate for the fiscal 2007 second quarter was approximately 39 percent, compared with approximately 31 percent for last year's second quarter. Last year's second quarter effective income tax rate reflected the benefit of a favorable tax adjustment, as a result of final resolution of a tax audit for certain previous fiscal years.

    Net earnings for the second quarter of fiscal 2007 were $25.2 million, 33 percent above net earnings of $19.0 million for the same quarter last year. Last year's second quarter net earnings included a $3.0 million favorable tax adjustment due to the tax audit of certain previous fiscal years.

    Diluted earnings per share (EPS) of $0.62 for the fiscal 2007 second quarter included $0.08 in reductions: $0.03 due to company's implementation of the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment, effective April 1, 2006, and $0.05 due to employee severance charges related to the company's realignment of its operations. Fiscal 2007 second quarter diluted EPS were based on weighted average diluted shares outstanding of 40.5 million, compared with 28.7 million shares for the same quarter last year. Last year's second quarter diluted EPS were $0.56 without the favorable tax adjustment due to the tax audit of certain previous fiscal years. Including the $0.10 per diluted share tax benefit, last year's second quarter diluted EPS were $0.66.

    Net cash provided by operating activities for the second quarter of fiscal 2007 was $58.2 million and included a net tax refund of approximately $5.0 million. Free cash flow (net cash provided by operating activities less capital expenditures) was $44.1 million for the second quarter of fiscal 2007. Capital expenditures were $14.1 million.

    New Contract Awards and Backlog

    DRS secured a quarterly record of $915.2 million in new orders for products and services during the second quarter of fiscal 2007, 53 percent above bookings for the comparable prior-year period. Funded backlog at September 30, 2006 climbed to a record $2.73 billion, 58 percent above $1.73 billion in funded backlog at the same time last year and 14 percent higher than funded backlog at March 31, 2006, the company's fiscal 2006 year-end.

    "DRS captured important new business in the second quarter," said Mr. Newman. "During the period, we announced that, as a key member of the team led by The Boeing Company (NYSE: BA), we were awarded the landmark SBInet contract by the U.S. Department of Homeland Security
(DHS). SBInet will integrate multiple state-of-the-art systems and traditional security infrastructures into a single, comprehensive border security suite for the DHS. This program is a critical element of the Department's Secure Border Initiative (SBI), focused on transforming border control through technology and infrastructure. DRS will employ our mix of sophisticated technological applications, strategy and experienced employees to help Boeing assist the U.S. Border Patrol's frontline personnel at both the northern and southern borders of the U.S."

    The company's C4I segment booked $195.2 million in new contracts during the second quarter of fiscal 2007, including:

    -- $64 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems and recorders supporting U.S. intelligence operations;

    -- $44 million primarily for battlefield digitization systems, the largest orders associated with a multi-year, indefinite delivery/indefinite quantity (IDIQ) U.S. Army contract to produce rugged Applique Computer Systems to support the Blue Force Tracking requirements of the Force XXI Battle Command, Brigade and Below (FBCB2) program;

    -- $43 million to provide electronic manufacturing services, primarily associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program installed on ships, submarines and aircraft, and with the U.S. Army's Bradley Fighting Vehicle program;

    -- $32 million to provide Naval and industrial nuclear power products, ship control, power generation, distribution and propulsion systems supporting U.S. Navy ships and submarines; and

    -- $12 million for ship sensor, radar and communications systems, the largest orders related to data link communications products supporting aircraft and surface ships.

    New contracts for DRS's Surveillance & Reconnaissance segment were $322.7 million for the second quarter and included:

    -- $125 million for weapons and sensor sighting and targeting products utilizing uncooled infrared technology, the largest awards related to the multi-year U.S. Army Thermal Weapon Sights (TWS) II and the Driver Vision Enhancer (DVE) programs;

    -- $48 million for embedded test and diagnostic systems, and energy management systems, reflecting significant awards for the Chassis Modernization and Embedded Diagnostics (CMED) Retrofit Kits used on the U.S. Army's M2A3 Bradley Fighting Vehicles and Direct Support Electrical System Test Sets (DSESTS) for the M2/M3 family of Bradleys;

    -- $38 million for air combat training, range support and test systems, reflecting significant awards under the U.S. Air
        Force P5 Combat Training System program, for other combat test and training, and for shipboard weapons launch control systems;

    -- $37 million for ground-based thermal imaging systems, the largest orders associated with the U.S. Army's Long Range Advanced Scout Surveillance Systems (LRAS3) program and ground vehicle electro-optical systems for the Horizontal Technology Integration (HTI) program;

    -- $21 million for electronic warfare systems, the largest orders associated with unmanned threat emitters used in air combat test and training; and

    -- $19 million to produce airborne thermal imaging systems and FLIR sensors, primarily related to infrared countermeasures for aircraft and to support the Mast Mounted Sights on the U.S. Army's OH-58D Kiowa Warrior helicopters.

    For the second quarter of fiscal 2007, the company's Sustainment Systems & Services (S3) segment, formed as a result of the company's acquisition of ESSI on January 31, 2006, booked contracts valued at $397.3 million, including:

    -- $214 million for telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications, the largest awards associated with the U.S. Army's multimedia Defense Communications and Army Transmission Systems (DCATS) program, the Rapid Response contract from U.S. Central Command and the Persistent Surveillance program;

    -- $55 million for electronic systems, the largest order related to the Knight(TM) digital command, control and communications system, supporting U.S. Army artillery units;

    -- $50 million for power generators and power supplies, the largest award associated with the Tactical Quiet Generator and Deployable Power Generation and Distribution System (DPGDS) programs for the U.S. Air Force and other government agencies;

    -- $25 million for military support equipment, including equipment transport trailers, mobile support systems, refrigerated containers and marine coils; and

    -- $21 million for engineering logistics support and secure access systems.

    Balance Sheet Highlights

    At September 30, 2006, the company had $34.9 million in cash and cash equivalents, compared with $1.3 million at March 31, 2006, the company's fiscal 2006 year end.

    Total debt at September 30, 2006 was $1.87 billion, up $38.3 million from March 31, 2006, the prior fiscal year end, though $50.6 million lower sequentially from the fiscal 2007 first quarter. Net debt (total debt less cash) was $1.84 billion at the end of the second quarter. The company had borrowings of $80.0 million against its $400.0 million revolving credit facility at September 30, 2006. Stockholders' equity increased to $1.40 billion at the end of the second quarter of fiscal 2007, up 4 percent from $1.35 billion at March 31, 2006.

    Second Quarter Segment Results

    DRS's C4I Group achieved second quarter record results in revenues, operating income, operating margin and funded backlog for the three-month period ended September 30, 2006, compared with the same prior-year period. Revenues for the second quarter of fiscal 2007 were $195.0 million, slightly above revenues for the second quarter a year ago. Operating income was $22.6 million, 14 percent higher than operating income of $19.7 million for last year's second quarter, reflecting a strong operating margin of 11.6 percent, versus 10.1 percent for the same period last fiscal year. The increase in profitability was due primarily to the group's U.S. Navy power systems, intelligence and international ship sensor product lines. Bookings of $195.2 million during the three-month period contributed to funded backlog of $713.1 million at September 30, 2006.

    Results for DRS's Surveillance & Reconnaissance Group set new second quarter records in revenues, operating income and funded backlog over the prior-year period. Revenues of $225.1 million were up 34 percent from $167.5 million for same quarter in the previous year. Higher operating income of $23.0 million was a 9 percent increase over the $21.1 million in operating income reported for the same quarter a year earlier and included a $2.0 million charge for employee severance, as a result of the company's realignment of its operations. The group's fiscal 2007 second quarter operating margin was 10.2 percent. The increases in sales and operating income were due primarily to the group's ground vehicle sighting and targeting systems, uncooled infrared products and vehicle embedded diagnostics product lines. New orders of $322.7 million during the second quarter contributed to a quarterly record in funded backlog of $1.18 billion at September 30, 2006, 13 percent higher than backlog at the same time a year earlier.

    During the second quarter of fiscal 2007, the company's S3 Group reported higher sales, operating income, bookings and funded backlog sequentially over the first quarter. Revenues of $291.4 million were higher by 20 percent. Operating income of $25.0 million represented an
8.6 percent operating margin and included $1.7 million in employee severance charges related to the company's realignment of its operations. The S3 Group received new orders during the period valued at $397.3 million, 42 percent above the previous quarter, and at September 30, 2006, the group posted $837.2 million in funded backlog, 15 percent higher than at the end of the prior quarter.

    Fiscal 2007 Six-Month Results

    For the first six months of fiscal 2007, DRS posted record revenues of $1.34 billion, 92 percent above revenues of $700.4 million for the same period last year. Higher revenues for the first half were primarily attributable to the company's acquisition of ESSI in the fourth quarter of fiscal 2006, as well as to strong organic growth, especially in the company's ground vehicle sighting and targeting systems, uncooled infrared products and vehicle embedded diagnostics product lines. Organic revenue growth accounted for approximately 16.1 percent of the increase in the six-month period.

    Operating income was a first-half record at $136.9 million, an 86 percent increase above the $73.6 million reported for the same period a year earlier, which included $3.7 million in severance charges in the second quarter related to the company's realignment of its operations, as mentioned. Six-month operating income as a percentage of sales was 10.2 percent. Higher operating income during the first half of fiscal 2006 was primarily due to increased sales volume over the same period in the prior year.

    Interest and other expense (income), net for the first six months of fiscal 2007 was $60.1 million, compared with $20.9 million for the same period a year earlier. The increase was due to higher interest expense related to borrowings associated with financing the ESSI acquisition, as mentioned.

    The effective income tax rate for the first half of fiscal 2007 was approximately 39 percent, compared with 36 percent for the same period last year. The fiscal 2006 effective income tax rate reflected the benefit in last year's second quarter of the favorable tax adjustment for certain previous fiscal years, mentioned earlier.

    The company posted record EBITDA of $174.2 million for the first six months of the fiscal year, 87 percent higher than the $93.2 million reported for the first half of last year. EBITDA as a percentage of revenues was 13.0 percent.

    Record net earnings for the first six months of fiscal 2007 were $46.5 million, up 41 percent from net earnings of $33.0 million for the same six-month period a year earlier. Last year's first half net earnings included a $3.0 million benefit from the favorable tax adjustment, as previously indicated.

    Diluted EPS of $1.14 for the first half of fiscal 2007 included $0.11 in reductions: $0.06 from the company's implementation of SFAS 123R and $0.05 for employee severance charges related to the company's realignment. Fiscal 2007 first half diluted EPS were based on weighted average diluted shares outstanding of 40.6 million, compared with 28.6 million shares for the same period a year ago. Last year's six-month diluted EPS was $1.05 without the one-time favorable tax benefit discussed earlier. Including the $0.10 per diluted share tax benefit in the second quarter of fiscal 2006, diluted EPS for the first six months last year were $1.15.

    Free cash flow for the first half of fiscal 2007 was approximately $5.1 million, compared with $18.7 million for the same period last year. The decrease in the six-month period was due to increases in accounts receivable and interest obligations, partially offset by an increase in customer advances. Net cash provided by operating activities was $32.3 million, and capital expenditures were $27.2 million.

    Outlook

    For the fiscal year ending March 31, 2007, the company continues to anticipate revenues to rise by approximately 57 percent over the prior fiscal year, estimating $2.7 billion to $2.75 billion in sales. The company adjusted its previous full-year diluted EPS guidance, raising the low end and narrowing the range to $2.83 to $2.90, which includes a $0.10 to $0.12 impact from the company's implementation of SFAS 123R. Fiscal 2007 diluted EPS guidance is based on weighted average diluted shares outstanding of 41.0 million, compared with 30.6 million shares in fiscal 2006. The company said it continues to expect free cash flow of $90 million to $115 million.

    "After the close of the second quarter, we announced a new operating organization, which realigns all of our businesses into four operating segments," said Mr. Newman. "The new organization repositions the company's operating units, bringing together operations with similar customers and complementary lines of business, sharpening customer focus to better serve our diverse customer base, leveraging operating efficiencies to improve cost competitiveness, and enhancing long-term growth and profitability. The new structure, which reduces the number of strategic business units, also creates greater transparency by streamlining the organization and by reducing operational management infrastructure. This new organization further encourages inter-segment cooperation and the development of joint initiatives to pursue new business opportunities. Evolving from a shared culture and a common focus on providing value-added solutions for our customers, the highly productive environment we are creating will be a critical component of our continued success and future growth."

    He continued, "As we enter the second half of our fiscal year, DRS remains well positioned to provide the products, systems and services that are in demand and supported by the defense and supplemental budgets. Many of the company's offerings are in areas where there is strong interest, and higher growth in spending is anticipated. Focused on total solutions including life-cycle support for military, government intelligence and homeland security missions, the company remains strategically positioned to contribute integrated solutions to technology refresh, recapitalization and transformation requirements."

    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Friday, November 3, 2006 at 9:00 a.m. EST. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.



               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                                  Three Months Ended
                                                     September 30,
                                                 ---------------------
                                                   2006(1)     2005
                                                   -------    --------
Revenues                                          $ 711.5    $  361.9
Operating Income(4)                               $  71.9    $   38.6
Interest and Related Expenses and Other, Net All  $  30.4    $   10.6
Earnings before Income Taxes                      $  41.1    $   27.5
Income Tax Expense                                $  15.9    $    8.6
Net Earnings(3)                                   $  25.2    $   19.0
Basic Earnings per Share(3),(5),(6)               $   .64    $    .68
Diluted Earnings per Share(3),(5),(6)             $   .62    $    .66
Weighted Average Number of Shares of Common Stock
 Outstanding:
         Basic                                       39.7        27.7
         Diluted                                     40.5        28.7




                                                  Six Months Ended
                                                    September 30,
                                               -----------------------
                                                   2006(1)     2005(2)
                                                 ---------  ----------
Revenues                                        $ 1,341.8     $ 700.4
Operating Income(4)                             $   136.9     $  73.6
Interest and Related Expenses and Other, Net
 All                                            $    60.1     $  20.9
Earnings before Income Taxes                    $    75.8     $  51.7
Income Tax Expense                              $    29.3     $  18.7
Net Earnings(3)                                 $    46.5     $  33.0
Basic Earnings per Share(3),(5),(6)             $    1.17     $  1.20
Diluted Earnings per Share(3),(5),(6)           $    1.14     $  1.15
Weighted Average Number of Shares of
     Common Stock Outstanding:
         Basic                                       39.7        27.6
         Diluted                                     40.6        28.6

(1) Fiscal 2007 second quarter and six-month results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(2) Fiscal 2006 six-month results include the operations of Codem
 Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(3) Fiscal 2006 second quarter and six-month earnings and earnings per share reflect a favorable tax adjustment of $3.0 million and $0.10, respectively, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.

(4) Fiscal 2007 second quarter and six-month operating income was reduced by a $3.7 million charge for employee severance, due to the company's realignment announced October 2, 2006.

(5) Fiscal 2007 second quarter and six-month earnings per share were reduced by a $0.05 per share charge for employee severance, due to the company's realignment announced October 2, 2006.

(6) Effective April 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment, which reduced fiscal 2007 second quarter and six-month diluted earnings per share by $0.03 and $0.06, respectively.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                 NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)
                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                     2006(1)   2005(2)
                                                     -------   -------
Reconciliation of Non-GAAP Financial Data:
     Net Earnings(3)                                $  25.2   $  19.0
     Income Taxes                                      15.9       8.6
     Interest Income                                   (0.3)     (2.1)
     Interest and Related Expenses                     30.6      12.3
     Amortization and Depreciation                     19.2      10.5
                                                     -------   -------
     EBITDA(4)                                      $  90.6   $  48.3
     Income Taxes                                     (15.9)     (8.6)
     Interest Income                                    0.3       2.1
     Interest and Related Expenses                    (30.6)    (12.3)
     Deferred Income Taxes                              3.6         -
     Changes in Assets and Liabilities, Net of
      Effects from Business Combinations and
      Divestitures                                      4.9      18.5
     Other, Net                                         5.3       1.5
                                                     -------   -------
     Net Cash Used in Operating Activities          $  58.2   $  49.5
     Capital Expenditures                             (14.1)     (9.9)
                                                     -------   -------
     Free Cash Flow(5)                              $  44.1   $  39.6




                                                  Six Months Ended
                                                     September 30,
                                                ----------------------
                                                   2006(1)     2005(2)
                                                  --------    --------
Reconciliation of Non-GAAP Financial Data:
     Net Earnings(3)                             $   46.5    $   33.0
     Income Taxes                                    29.3        18.7
     Interest Income                                 (0.5)       (3.9)
     Interest and Related Expenses                   60.5        24.5
     Amortization and Depreciation                   38.4        20.9
                                                  --------    --------
     EBITDA(4)                                   $  174.2    $   93.2
     Income Taxes                                   (29.3)      (18.7)
     Interest Income                                  0.5         3.9
     Interest and Related Expenses                  (60.5)      (24.5)
     Deferred Income Taxes                            4.0        (0.5)
     Changes in Assets and Liabilities, Net of
      Effects from Business Combinations and
      Divestitures                                  (66.9)      (22.1)
     Other, Net                                      10.3         3.7
                                                  --------    --------
     Net Cash Used in Operating Activities       $   32.3    $   35.0
     Capital Expenditures                           (27.2)      (16.3)
                                                  --------    --------
     Free Cash Flow(5)                           $    5.1    $   18.7

(1) Fiscal 2007 second quarter and six-month results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(2) Fiscal 2006 six-month results include the operations of Codem
 Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(3) Fiscal 2006 second quarter and six-month earnings reflect a favorable tax adjustment of $3.0 million, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.

(4) The Company defines EBITDA as net earnings before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(5) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.






                                  Three Months Ended Six Months Ended
                                     September 30,     September 30,
                                  ------------------ -----------------
                                     2006      2005      2006   2005
                                    -------  -------  --------  ------
Organic Growth Calculation:
     Total Revenues(1),(2)         $ 711.5  $ 361.9  $1,341.8  $700.4
     Less Revenues from
      Acquisitions Owned Less Than
      One Year                      (287.8)       -    (535.5)   (6.0)
                                    ----------------  --------  ------
     Organic Revenues              $ 423.7  $ 361.9  $  806.3  $694.4

     Organic Revenue Growth(3)        17.1%              16.1%

(1) Fiscal 2007 second quarter and six-month total revenues include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(2) Fiscal 2006 second quarter and six-month total revenues include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(3) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
              SECOND QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                               Three Months Ended
                                                   September 30,
                                            --------------------------
Revenues                                           2006       2005
                                              ----------    ----------
C4I Group                                    $    195.0    $    194.4
Surveillance & Reconnaissance Group               225.1         167.5
Sustainment Systems & Services Group(1)           291.4             -
----------------------------------------------------------------------
Consolidated                                 $    711.5    $    361.9
----------------------------------------------------------------------

Operating Income
C4I Group                                    $     22.6    $     19.7
Surveillance & Reconnaissance Group                23.0          21.1
Sustainment Systems & Services Group(1)            25.0             -
Other                                               1.3          (2.2)
----------------------------------------------------------------------
Consolidated                                 $     71.9    $     38.6
----------------------------------------------------------------------

Operating Margin
C4I Group                                          11.6%         10.1%
Surveillance & Reconnaissance Group                10.2%         12.6%
Sustainment Systems & Services Group(1)             8.6%            -
Consolidated                                       10.1%         10.7%
----------------------------------------------------------------------

Bookings
C4I Group                                    $    195.2    $    215.8
Surveillance & Reconnaissance Group               322.7         382.2
Sustainment Systems & Services Group(1)           397.3             -
----------------------------------------------------------------------
Consolidated                                 $    915.2    $    598.0
----------------------------------------------------------------------

Backlog
C4I Group                                    $    713.1    $    692.1
Surveillance & Reconnaissance Group             1,179.5       1,039.9
Sustainment Systems & Services Group(1)           837.2             -
----------------------------------------------------------------------
Consolidated                                 $  2,729.8    $  1,732.0
----------------------------------------------------------------------

(1) Fiscal 2007 second quarter results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                SIX-MONTH SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                 Six Months Ended
                                                   September 30,
                                             -------------------------
                                                    2006       2005
                                                ---------     --------
Revenues
C4I Group(1)                                   $   389.0     $  384.9
Surveillance & Reconnaissance Group                418.1        315.5
Sustainment Systems & Services Group(2)            534.7            -
----------------------------------------------------------------------
Consolidated                                   $ 1,341.8     $  700.4
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                   $    42.5     $   39.2
Surveillance & Reconnaissance Group                 43.8         36.8
Sustainment Systems & Services Group(2)             49.7            -
Other                                                0.9         (2.4)
----------------------------------------------------------------------
Consolidated                                   $   136.9     $   73.6
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                        10.9%        10.2%
Surveillance & Reconnaissance Group                 10.5%        11.7%
Sustainment Systems & Services Group(2)              9.3%           -
Consolidated                                        10.2%        10.5%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                   $   448.4     $  451.7
Surveillance & Reconnaissance Group                572.0        666.8
Sustainment Systems & Services Group(2)            677.0            -
----------------------------------------------------------------------
Consolidated                                   $ 1,697.4     $1,118.5
----------------------------------------------------------------------

Backlog
C4I Group(1)                                   $   713.1     $  692.1
Surveillance & Reconnaissance Group              1,179.5      1,039.9
Sustainment Systems & Services Group(2)            837.2            -
----------------------------------------------------------------------
Consolidated                                   $ 2,729.8     $1,732.0
----------------------------------------------------------------------

(1) Fiscal 2006 six-month total results include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(2) Fiscal 2007 six-month results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
        CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                            ($ Thousands)

                                           September 30,   March 31,
                                               2006           2006
                                            ------------   -----------
Assets
Cash and Cash Equivalents                  $     34,862   $     1,293
Other Current Assets                            949,484       899,497
----------------------------------------------------------------------
Total Current Assets                            984,346       900,790
----------------------------------------------------------------------
Property, Plant and Equipment, Net              223,479       220,506
Goodwill, Intangibles and Other Assets        2,899,566     2,897,823
----------------------------------------------------------------------
Total Assets                               $  4,107,391   $ 4,019,119
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt     $      5,278   $     4,622
Accounts Payable and Other Current
 Liabilities                                    685,771       695,741
----------------------------------------------------------------------
Total Current Liabilities                       691,049       700,363
----------------------------------------------------------------------
Long-Term Debt, Excluding Current
 Installments                                 1,866,438     1,828,771
Other Liabilities                               144,782       138,405
Stockholders' Equity                          1,405,122     1,351,580
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity $  4,107,391   $ 4,019,119
----------------------------------------------------------------------




    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500